Exhibit 99.1

WNS Shareholders Overwhelmingly Approve Acquisition by Capgemini

NEW YORK & LONDON & MUMBAI, Aug. 29, 2025 — WNS (Holdings) Limited (NYSE: WNS) (“WNS”), a digital-led business transformation and services company, today announced that its shareholders overwhelmingly voted to approve the acquisition by Capgemini SE (EUR: CAP) (“Capgemini”) at a special court-ordered meeting of the shareholders (“Court Meeting”) and General Meeting of Shareholders (“General Meeting”), each held on August 29, 2025. Approximately 99.9% of the shares voted were cast in favor of the transaction, representing approximately 79.2% of WNS’ total outstanding shares as of the voting record date.

On July 7, 2025, WNS and Capgemini announced they had entered into a definitive transaction agreement pursuant to which Capgemini will acquire WNS for a cash consideration of $76.50 per WNS share. The total cash consideration will amount to $3.3 billion, excluding WNS net financial debt. The transaction remains on track to close prior to the end of the calendar year, subject to the satisfaction of customary closing conditions and regulatory approvals.

“We are pleased with the results of today’s Court Meeting and General Meeting and thank our shareholders for their strong support of this transformative combination,” said Keshav R. Murugesh, Chief Executive Officer of WNS. “Together, WNS and Capgemini will combine deep domain-centric operations with cutting-edge technologies to enable clients to unlock strategic value and outperform their competition.”

The final voting results of the Court Meeting and the General Meeting can be found in a Form 8-K filed with the U.S. Securities and Exchange Commission.

About WNS

WNS (Holdings) Limited (NYSE: WNS) is a digital-led business transformation and services company. WNS combines deep domain expertise with talent, technology, and AI to co-create innovative solutions for over 700 clients across various industries. WNS delivers an entire spectrum of solutions including industry-specific offerings, customer experience services, finance and accounting, human resources, procurement, and research and analytics to re-imagine the digital future of businesses. As of June 30, 2025, WNS had 66,085 professionals across 65 delivery centers worldwide including facilities in Canada, China, Costa Rica, India, Malaysia, the Philippines, Poland, Romania, South Africa, Sri Lanka, Turkey, the United Kingdom, and the United States.

For more information, visit www.wns.com or follow us on Facebook, Twitter, LinkedIn, and Instagram.

Safe Harbor Provision

This document includes information which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events. Factors that could cause actual results to differ materially from those expressed or implied are discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. WNS undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:

Investors:	Media:
David Mackey EVP–Finance & Head of Investor Relations WNS (Holdings) Limited +1 (646) 908-2615 david.mackey@wns.com	Archana Raghuram EVP & Global Head–Marketing & Communications WNS (Holdings) Limited +91 (22) 4095 2397 archana.raghuram@wns.com; pr@wns.com